                                 SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                                 BSQUARE CORP.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                   11776U102
                   -----------------------------------------
                                (CUSIP Number)


                        May 4, 2001 (first sale of 2001)
           ---------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 11776U102                SCHEDULE 13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

   1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
              Albert T. Dosser
          ---------------------------------------------------------------------

   2      Check the Appropriate Box if a Member of a Group            (a)   [ ]
          (See Instructions)                                          (b)   [ ]

          ---------------------------------------------------------------------

   3      SEC Use Only


          ---------------------------------------------------------------------

   4      Citizenship or Place of Organization
              United States
          ---------------------------------------------------------------------

                        5      Sole Voting Power
  Number of                      4,350,000  (as of Dec. 31, 2001)
   Shares              --------------------------------------------------------
 Beneficially           6      Shared Voting Power
  Owned by
    Each               --------------------------------------------------------
  Reporting             7      Sole Dispositive Power
 Person With                     4,350,000
                       --------------------------------------------------------
                        8      Shared Dispositive Power

                       --------------------------------------------------------

   9      Aggregate Amount Beneficially Owned by Each Reporting Person
               4,350,000
          ---------------------------------------------------------------------

  10      Check box if the Aggregate Amount in Row (9) Excludes Certain
          Shares [ ]
          (See Instructions)

          ---------------------------------------------------------------------

  11      Percent of Class Represented by Amount in Row (9)
             12.5% (assumes total of 34,875,585)
          ---------------------------------------------------------------------

  12      Type of Reporting Person (See Instructions)
                IN
          ---------------------------------------------------------------------
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        Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)    Name of Issuer:

               Bsquare Corp.

ITEM 1(b)    Address of Issuer's Principal Executive Offices:

               3150 139th Ave. SE Suite 500
               Bellevue, WA 98005

ITEM 2(a)   Name of Person Filing:

               Albert T. Dosser

ITEM 2(b)   Address of Principal Business Office or, if None, Residence:

               16340 NE 83rd St.
               Redmond, WA 98052

ITEM 2(c)   Citizenship:

               United States

ITEM 2(d)   Title of Class of Securities:

               Common Stock

ITEM 2(e)   CUSIP Number:

               11776U102

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

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ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount Beneficially Owned: 4,350,000

      (b)   Percent of Class: 12.5%

      (c)   Number of shares as to which such person has:

         (i)  Sole power to vote or to direct the vote: 4,350,000

        (ii)  Shared power to vote or to direct the vote: --

       (iii)  Sole power to dispose or to direct the disposition of: 4,350,000

        (iv)  Shared power to dispose or to direct the disposition of: --

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Instruction. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.


ITEM 10. CERTIFICATIONS.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement if true, complete and correct.

                                                  February 7, 2002
                                       -----------------------------------------
                                                       (Date)

                                              /s/ ALBERT T. DOSSER
                                       -----------------------------------------
                                                    (Signature)

                                                 ALBERT T. DOSSER
                                       -----------------------------------------
                                                 (Name and Title)




     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath this signature.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)